SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2011

DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30681 (Commission File Number)	22-3203193 (I.R.S. Employer Identification Number)
3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On January 14, 2011, Dendreon Corporation (the “Company”) entered into an underwriting agreement with J.P. Morgan Securities LLC (the “Underwriter”) relating to the offer and sale of $540 million aggregate principal amount of the Company’s 2.875% Convertible Senior Notes due 2016 (the “Notes”). Under the terms of the underwriting agreement, the Company granted the Underwriter an option, exercisable within 30 days of the date of the agreement, to purchase up to an additional $80 million aggregate principal amount of Notes to cover overallotments. Under the underwriting agreement, in connection with the offering of the Notes, the Underwriter also agreed to offer and resell 1,787,100 outstanding shares of the Company’s common stock (the “Shares”) to facilitate the hedging of the Notes by buyers of the Notes. The Company will issue $540 million in aggregate principal amount of the Notes upon the closing of the offering on January 20, 2011. Net proceeds to the Company, after payment of underwriting fees and estimated expenses will be $528,800,000.
     The underwriting agreement contains representations and warranties and covenants of the Company and the Underwriter and other terms and conditions as are generally customary for transactions of this nature. The underwriting agreement is filed as Exhibit 1.01 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.
     On January 20, 2011, the Company entered into the First Supplemental Indenture (the “Supplemental Indenture”), dated as of January 20, 2011, with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to the Company’s existing Base Indenture (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), dated as of March 16, 2007, with the Trustee. The Indenture sets forth the rights and provisions governing the Notes. Interest is payable on the Notes semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2011. Record dates for payment of interest on the Notes are each January 1 and July 1.
     The Notes will be convertible at the option of the holder into cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the option of the Company, based on a conversion rate initially equal to 19.5160 shares of the Company’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $51.24 per share. The conversion rate will be increased under certain circumstances described in the Indenture; however, the number of shares of Common Stock issued upon conversion of a Note will not exceed 27.3224 per $1,000 principal amount of Notes, subject to adjustment in accordance with the Indenture.
     The above description of the Indenture is qualified in its entirety by reference to the terms of the Base Indenture and the Supplemental Indenture. The Base Indenture was filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (File No. 333-141388) and incorporated into this Item 1.01 by reference, and the Supplemental Indenture is filed as Exhibit 10.01 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.
     The offering of the Notes and the Shares is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-163573), as amended by a post-effective amendment, including the related prospectus dated January 13, 2011 and the prospectus supplement dated January 14, 2011, each as filed with the Securities and Exchange Commission.
     In addition, a copy of the opinion of Jones Day, relating to the validity of the Notes and the Shares is filed as Exhibit 5.01 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

1.01	Underwriting Agreement, dated as of January 14, 2011, by and between the Company and J.P. Morgan Securities LLC.
5.01	Opinion of Jones Day.
10.01	First Supplemental Indenture, dated as of January 20, 2011, by and between the Company and The Bank of New York Mellon Trust Company, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Executive Vice President, General Counsel and Secretary

Date: January 20, 2011

EXHIBIT INDEX

Number	Description
1.01	Underwriting Agreement, dated as of January 14, 2011, by and between the Company and J.P. Morgan Securities LLC.
5.01	Opinion of Jones Day.
10.01	First Supplemental Indenture, dated as of January 20, 2011, by and between the Company and The Bank of New York Mellon Trust Company, N.A.